Exhibit 99.1

Atlantic Power Corporation Releases First Quarter 2015 Results

DEDHAM, MASSACHUSETTS — May 7, 2015 — Atlantic Power Corporation (NYSE: AT) (TSX: ATP) (“Atlantic Power” or the “Company”) today released its results for the three months ended March 31, 2015.

“We continue to execute on our long-term strategic plan with an overall objective of increasing intrinsic value per share for our shareholders.  During the quarter, we achieved a key milestone in our goal of reshaping our balance sheet by reaching an agreement to divest our wind assets at an attractive valuation.  We plan to deploy the cash proceeds to optimize our capital structure to the benefit of shareholders,” said James J. Moore, Jr., President and Chief Executive Officer of Atlantic Power.  “We also made significant progress on other key initiatives.  In April, we announced a further planned reduction in our corporate overhead from $38 million in 2015 to $28 million in 2016 and completed the relocation of our headquarters to Dedham, Massachusetts.  We are also on track to make $10 million of discretionary investments in our fleet this year that we expect will generate compelling cash returns.”

“Project Adjusted EBITDA from our continuing businesses this quarter increased modestly compared to the first quarter of 2014 despite significant reductions from our Tunis and Selkirk projects.  These reductions were more than offset by increases at a few other projects in the East as well as lower maintenance expenses for several projects that had outages in the first quarter of last year,” Mr. Moore continued.  “Our Adjusted Free Cash Flow declined relative to last year, but mostly because of the amortization of $24 million of term loan and project debt this quarter.  For the year we expect to amortize $65 to $70 million of debt using project-level cash flows.  In addition, we made discretionary debt repurchases totaling approximately $26 million year to date through April.”

First Quarter 2015 Highlights

•                  Reached agreement for sale of wind portfolio for cash proceeds of approximately $350 million (subject to certain adjustments), representing a valuation of approximately 13 times expected 2015 cash distributions

•                  Announced planned $10 million reduction in 2016 corporate general and administrative (G&A) expense to $28 million; cumulative reduction of approximately 48% from the 2013 level of $54 million

•                  U.S. District Court granted Company’s motion to dismiss U.S. securities class action lawsuit; plaintiffs have filed a notice of appeal; Company will oppose that appeal

•                  Project Adjusted EBITDA of $58.6 million excluding the wind businesses increased $2.2 million from year-ago period, despite significantly lower contributions from Tunis and Selkirk

•                  Project income of $21.5 million excluding the wind businesses decreased $4.2 million from a year ago, but excluding non-cash mark-to-market impacts would have increased $19.5 million from a year ago

•                  Cash flows from operating activities of $35.1 million increased $63.8 million from year-ago period, which included $46.8 million of costs associated with refinancing transactions; wind businesses contributed $10.8 million to cash flows from operating activities versus $8.8 million in the year-ago period

•                  Repaid $24 million of term loan and project debt and made $16 million of discretionary debt repurchases in the first quarter (total $26 million of discretionary debt repurchases year to date through April)

•                  Liquidity at March 31, 2015 totaled $202 million, including $102 million of revolver availability and $100 million of unrestricted cash; next debt maturity is not until March 2017

•                  Revised 2015 guidance for the wind sale and planned use of cash proceeds

All amounts are in U.S. dollars and are approximate unless otherwise indicated. Adjusted Cash Flows from Operating Activities, Free Cash Flow, Adjusted Free Cash Flow, Cash Distributions from Projects, Project Adjusted EBITDA and APLP Project Adjusted EBITDA are not recognized measures under generally accepted accounting principles in the United States (“GAAP”) and do not have standardized meanings prescribed by GAAP; therefore, these measures may not be comparable to similar measures presented by other companies. Please see “Regulation G Disclosures” attached to this news release for an explanation and the GAAP reconciliation of “Adjusted Cash Flows from Operating Activities”, “Free Cash Flow”, “Adjusted Free Cash Flow”, “Cash Distributions from Projects” and “Project Adjusted EBITDA” as used in this news release.  The Company has not reconciled non-GAAP financial measures relating to individual projects or the projects in discontinued operations or the APLP projects to the directly comparable GAAP measures due to the difficulty in making the relevant adjustments on an individual project basis.  The Company has not provided a reconciliation of forward-looking non-GAAP measures, due primarily to variability and difficulty in making accurate forecasts and projections, as not all of the information necessary for a quantitative reconciliation is available to the Company without unreasonable efforts.

Atlantic Power Corporation

Table 1 — Selected Results

(in millions of U.S. dollars, except as otherwise stated)

Unaudited

	Three months ended March 31,
	2015	2014
Excluding results from discontinued operations (1)
Project revenue	$111.3	$125.3
Project income	21.5	25.7
Project Adjusted EBITDA	58.6	56.4
Cash Distributions from Projects	56.9	44.0
Adjusted Cash Flows from Operating Activities	34.4	35.3
Adjusted Free Cash Flow	7.0	27.9
Aggregate power generation (thousands of Net MWh)	1,485.1	1,648.7
Weighted average availability	97.6%	92.7%
Including results from discontinued operations (1)
Cash flows from operating activities	$35.1	$(28.7)
Free Cash Flow	5.0	(46.3)
Results of discontinued operations
Project Adjusted EBITDA	13.3	17.8
Cash Distributions from Projects	7.3	6.2
Cash flows from operating activities	10.8	8.8

(1) Canadian Hills, Meadow Creek, Goshen North, Idaho Wind and Rockland (the “Wind Projects”) are designated as assets held for sale and a component of discontinued operations for the three months ended March 31, 2015 and 2014.  Thermo Power & Electric, LLC (“Greeley”) was sold in March 2014 and is included as a component of discontinued operations for the three months ended March 31, 2014.  The results of discontinued operations are excluded from Project revenue, Project income, Project Adjusted EBITDA, Cash Distributions from Projects, Adjusted Cash Flows from Operating Activities and Adjusted Free Cash Flow as presented in Table 1.  The results for discontinued operations have also been excluded from the aggregate power generation and weighted average availability statistics shown in Table 1.  Under GAAP, the cash flows attributable to the Wind Projects and Greeley are included in cash flows from operating activities as shown on the Company’s Consolidated Statement of Cash Flows; therefore, the Company’s calculation of Free Cash Flow shown on Table 1 also includes cash flows from the Wind Projects and Greeley.  However, the inclusion of Greeley in 2014 had no impact on cash flows from operating activities or Free Cash Flow.  Results of discontinued operations shown above are for the Wind Projects, as Greeley had no impact on Project Adjusted EBITDA, Cash Distributions from Projects or cash flows from operating activities for the 2014 period in which it was included in discontinued operations.

2015 Guidance Revised for Wind Sale and Planned Use of Proceeds

•                  Company plans to use proceeds of the wind sale (approximately $338 million net of transaction and other costs) to redeem its $310.9 million of 9% senior unsecured notes following closing of the transaction

•                  Total Company Project Adjusted EBITDA of $200 to $220 million (previously $265 to $285 million)

•                  APLP Project Adjusted EBITDA of $148 to $160 million (unchanged)

•                  Adjusted Cash Flows from Operating Activities of $90 to $110 million (previously $120 to $140 million)

•                  Adjusted Free Cash Flow of $0 to $20 million (previously $10 to $30 million)

Strategy

The Company continues to focus on executing its long-term business plan with an overall objective of increasing intrinsic value per share for the benefit of shareholders.  In the near term the key elements of this plan include reducing overhead costs, optimizing the Company’s capital structure and reducing leverage in order to improve its cost of capital and lower its interest expense, and enhancing the value of its existing assets through discretionary capital investments designed to generate attractive returns and to be accretive to free cash flow.  The Company will also look to pursue opportunities for early extensions or renewals of its Power Purchase Agreements (PPAs) where such agreements would be economically advantageous for the Company and the customer.  As the Company continues to make progress on its balance sheet objectives, management expects to consider additional internal as well as external growth investments, subject to a strong cost discipline and focus on opportunities to create value.  Going forward, as the Company executes its business strategy, and consistent with its objectives, the Board of Directors together with management will regularly evaluate the optimal dividend policy for the Company.

Operating Results for the First Quarter of 2015

The discussion of operating results excludes the Wind Projects, which are classified as discontinued operations.

Project availability increased to 97.6% in the first quarter of 2015 from 92.7% for the same period in 2014.  The increase was attributable to improved availability at Chambers, Kapuskasing and North Island, all of which had scheduled maintenance outages during the first quarter of 2014; Piedmont, which had a lower amount of forced outage hours relative to the comparable year-ago period, and Moresby Lake and Williams Lake, both of which had forced maintenance outages during the first quarter of 2014.

Generation decreased 9.9% year over year due primarily to reductions at Frederickson, which experienced lower dispatch resulting from warmer weather relative to the comparable 2014 period; Tunis, which was mothballed in the first quarter of 2015 following the expiration of its PPA, and Selkirk, which is now a fully merchant facility following its PPA expiration in August 2014 and experienced reduced dispatch due to unfavorable market conditions.  These decreases were partially offset by increased generation at Mamquam and North Island, which underwent turbine maintenance in the 2014 period.

Financial Results for the First Quarter of 2015

Table 2 provides a breakdown of project income and Project Adjusted EBITDA by segment for the three months ended March 31, 2015 as compared to the same period in 2014.  The Company’s Wind Projects were designated as assets held for sale effective March 31, 2015 and included in results of discontinued operations for the three-month periods ended March 31, 2015 and March 31, 2014.  Results for project income and Project Adjusted EBITDA exclude discontinued operations.  Accordingly, results of the Wind Projects and Greeley are not included in Project income or Project Adjusted EBITDA for either the 2015 or 2014 period shown in Table 2.

Atlantic Power Corporation

Table 2 — Segment Results

(in millions of U.S. dollars, except as otherwise stated)

Unaudited

	Three months ended March 31,
	2015	2014
Project income (loss)
East	$22.2	$31.6
West	2.0	(5.1)
Un-allocated Corporate	(2.7)	(0.8)
Total	21.5	25.7
Project Adjusted EBITDA
East	$43.2	$45.6
West	17.2	11.3
Un-allocated Corporate	(1.8)	(0.5)
Total	58.6	56.4

The results of the Wind Projects and Greeley, which are components of discontinued operations, are excluded from Project income and Project Adjusted EBITDA as presented in Table 2.

Note: Project Adjusted EBITDA is not a recognized measure under GAAP and does not have any standardized meaning prescribed by GAAP; therefore, this measure may not be comparable to similar measures presented by other companies. Please refer to Tables 8 through 11 for a reconciliation of this non-GAAP measure to a GAAP measure.  The Company has not reconciled this non-GAAP financial measure relating to individual project segments to the directly comparable GAAP measure due to the difficulty in making the relevant adjustments on a segment basis.

Project income can fluctuate significantly due to non-cash adjustments to “mark-to-market” the fair value of derivatives.  Non-cash goodwill impairment charges and gains or losses on the sale of assets are included in project income and can also affect year-over-year comparisons.  None of these items are included in Project Adjusted EBITDA.

Project income decreased $4.2 million to $21.5 million in the first quarter of 2015 from $25.7 million for the comparable period in 2014.  Results included a year-over-year change of $(23.7) million in the fair value of derivatives.  Excluding this non-cash item, project income was $23.2 million versus $3.7 million in 2014, with the $19.5 million improvement primarily attributable to a $9.0 million reduction in project interest expense (partly due to the repayment of Curtis Palmer debt in the first quarter of 2014), $13.6 million of lower fuel costs and lower maintenance expense at several projects that had outages in the year-ago period, partially offset by a reduction in project income at Tunis, which was mothballed during the first quarter of 2015 following the expiration of its PPA at year end 2014.

Project Adjusted EBITDA includes proportional EBITDA from the Company’s equity method projects.

Project Adjusted EBITDA increased by $2.2 million to $58.6 million for the three months ended March 31, 2015 from $56.4 million for the same period in 2014.  For the quarter, the most significant contributors to the improvement in Project Adjusted EBITDA were Orlando, which had lower fuel expenses related to a lower cost of gas and the absence of a fuel swap termination cost incurred in the first quarter of 2014; Piedmont, primarily due to the absence of legal expenses incurred in the first quarter of 2014; Morris, due to lower fuel expenses as a result of a lower cost of gas, partially offset by the impact of lower gas prices on revenue; and North Island, Mamquam and Williams Lake, which had outages in the year-ago period.  Mamquam also benefited from increased water flows, although this is not expected to continue due to low snowpack in the West.  These increases were partially offset by reductions at Tunis and Selkirk, for reasons described above.  Currency had an approximate $(3) million impact on Project Adjusted EBITDA, with an average U.S. dollar to Canadian dollar exchange rate for the first quarter of 2015 of 1.26 versus 1.11 for the year-ago period.  However, from an overall cash standpoint, that impact was mostly offset by the benefit of the weaker Canadian dollar on the Company’s Canadian-denominated interest and dividend payments.

Corporate-level General & Administrative expense (shown as “Administration” on the Consolidated Statements of Operations) increased $2.3 million to $9.4 million in the first quarter of 2015 from $7.1 million in the first quarter of 2014.  The increase was primarily attributable to $2.9 million of severance charges in the first quarter of 2015 associated with recent management changes and staffing reductions, which are expected to result in lower expenses going forward.  This and other increases were partially offset by a decrease in legal expenses.

Cash Flow Metrics

Cash flows from operating activities (GAAP) and Free Cash Flow include the cash flows from projects classified as discontinued operations.

Cash flows from operating activities of $35.1 million for the first quarter of 2015 increased $63.8 million from $(28.7) million for the same period in 2014.  The increase was primarily due to (i) $46.8 million of costs associated with the debt repayment and repurchase transactions incurred in the first quarter of 2014, and (ii) an $18.9 million increase in cash inflows for working capital.  Results included $10.8 million from discontinued operations in 2015 versus $8.8 million in 2014.

Free Cash Flow increased by $51.3 million to $5.0 million for the first quarter of 2015 compared to $(46.3) million for the same period in 2014.  The increase is primarily due to the $63.8 million increase in operating cash flows, partially offset by the $21.3 million amortization of the Atlantic Power Limited Partnership (“APLP”) term loan.

Cash Distributions from Projects and adjusted cash flow metrics (all non-GAAP) exclude cash flows from projects classified as discontinued operations.

Cash Distributions from Projects increased by $12.9 million to $56.9 million for the first quarter of 2015 compared to $44.0 million for the same period in 2014.

Significant increases for the first quarter of 2015 occurred at the following projects:  Morris, which benefited from significantly lower market prices for gas; the Navy projects in California, which had a major gas turbine overhaul at North Island in the first quarter of 2014, and which experienced lower working capital requirements in 2015 associated with a new gas supply agreement in 2014; Chambers, which experienced a change in the distribution date under the project’s new debt agreement in 2014, with a distribution made by the project in December and released to the Company in January 2015; Mamquam, due to higher revenues from increased water flows and lower major maintenance projects relative to the year-ago period, and Kapuskasing, which experienced a forced outage in the first quarter of 2014 but had no outages in the first quarter of 2015.

These increases were partially offset by decreases at the following projects:  Tunis, for which the PPA expired at year end 2014 and which is currently mothballed; Selkirk, for which the PPA expired in August 2014, is currently operating on a merchant basis although dispatch was significantly reduced in the first quarter of 2015 due to unfavorable market conditions; Nipigon, which benefited in the first quarter of 2014 from the timing of revenue receipts; and Orlando, which benefited from working capital changes in the first quarter of 2014, which were adverse in the first quarter of 2015.

Adjusted Cash Flows from Operating Activities, which excludes discontinued operations, changes in working capital, severance, acquisition and disposition expenses and restructuring charges, declined slightly to $34.4 million from $35.3 million for the same period in 2014.

Adjusted Free Cash Flow, which excludes the same variables listed above, declined $20.9 million to $7.0 million from $27.9 million for the same period in 2014, due primarily to the initial amortization of the APLP term loan, which commenced in the second quarter of 2014.

Tables 10 and 11 of this press release provide a reconciliation of the Company’s non-GAAP cash flow metrics to cash flows from operating activities.

Results of Discontinued Operations

Canadian Hills, Meadow Creek, Goshen North, Idaho Wind and Rockland (the “Wind Projects”) are designated as assets held for sale and a component of discontinued operations for the three months ended March 31, 2015 and 2014.  Thermo Power & Electric, LLC (“Greeley”) was sold in March 2014 and is included as a component of discontinued operations for the 2014 period.  The results for Greeley were immaterial in the first quarter of 2014.  Project Adjusted EBITDA of the Wind Projects was $13.3 million for the first quarter of 2015 versus $17.8 million for the comparable year-ago period.  The $4.5 million decrease is primarily attributable to decreases of $2.9 million and $0.8 million at Meadow Creek and Rockland, respectively, resulting from unfavorable winds as compared to 2014.  Generation of the Wind Projects declined 10.7% in the first quarter of 2015 from the year-ago period.  Cash flows from operating activities of the Wind Projects were $10.8 million for the first quarter of 2015 versus $8.8 million for the first quarter of 2014.  Cash Distributions from the Wind Projects were $7.3 million for the first quarter of 2015 versus $6.2 million for the first quarter of 2014.

Liquidity

Table 3 presents the Company’s liquidity excluding the Wind Projects, which are included in discontinued operations.  As can be seen from Table 3, the Company’s liquidity decreased slightly from approximately $210 million as of December 31, 2014 to $202 million at March 31, 2015, including $102 million of revolver availability and $100 million of unrestricted cash.  During the first quarter, the Company generated Adjusted Free Cash Flow of $7.0 million, using that in combination with cash on hand to make $16 million of discretionary debt repurchases and to pay $2.9 million of dividends on its common shares.

Atlantic Power Corporation

Table 3 — Liquidity (in millions of U.S. dollars)

Unaudited

	December 31, 2014	March 31, 2015
Revolver capacity	$210.0	$210.0
Letters of credit outstanding	(105.7)	(108.1)
Unused borrowing capacity	104.3	101.9
Unrestricted cash (1)	106.0	100.1
Total Liquidity	$210.3	$202.0

(1) Includes project-level cash for working capital needs of $10.2 million at December 31, 2014 and $12.5 million at March 31, 2015.

Other Financial Updates

Senior Unsecured Notes — Fixed Charge Coverage Ratio

As of March 31, 2015, the Company was again in compliance with the Fixed Charge Coverage Ratio test under the restricted payments covenant of its 9% senior unsecured note indenture.  During the period that it was not in compliance, from the first quarter of 2014 through the end of the first quarter of 2015, the Company was subject to a Restricted Payments basket which limited the payment of common dividends to the greater of $50 million and 2% of consolidated net assets (approximately $46.7 million at March 31, 2015).  Through March 31, 2015, the Company had paid dividends totaling $35.4 million that were subject to this basket provision.  As long as the Company remains in compliance with the ratio, dividend payments are not subject to the basket limitation.  However, the basket does not reset if the Company were to fall out of compliance at any point in the future.  Dividends to shareholders are paid, if and when declared by, and subject to the discretion of, the Board of Directors.

G&A Expense Targets

As previously announced, the Company continues to take significant steps to achieve meaningful reductions in its corporate G&A expense.  In April the Company completed the relocation of its headquarters from Boston to Dedham, Massachusetts, with a 30% reduction in space and more than a 40% reduction in annual rental expense for the headquarters beginning in 2016.  In addition, the Company is in the process of closing its offices in Seattle, Portland and outside of Chicago, and will be reducing the size of its Toronto office.  The Company has also made significant reductions in its corporate staff.  Including staff associated with the wind assets that are being divested, the corporate staff will be reduced by an expected 25% this year and by more than 50% from 2013.

As a result of these and other cost reduction efforts, the Company now expects corporate G&A expense of $28 million in 2016, a $10 million reduction from $38 million in 2015 (which includes approximately $4 million of severance expense) and a cumulative reduction of approximately 48% from the 2013 level of $53.8 million.

Debt Reduction

In the first quarter of 2015, the Company amortized $21.3 million of the APLP term loan and $2.5 million of project-level debt.  Excluding debt associated with its wind assets, the Company expects to amortize approximately $14 to $15 million of project-level debt in 2015.  It also expects to repay $50 to $60 million of the APLP term loan through the 50% cash sweep and 1% mandatory amortization, for a total debt reduction through amortization in 2015 of approximately $65 to $70 million.  Amortization of project-level debt and the APLP term loan is expected to average approximately $70 to $75 million annually over the next several years.

In addition, the Company made discretionary debt repurchases totaling $16 million during the quarter, including $9.0 million of senior unsecured notes in January and $7.0 million of convertible debentures under the Normal Course Issuer Bid (NCIB).  In April, the Company repurchased another $10.3 million of convertible debentures under the NCIB.  Thus, discretionary debt repurchases this year to date through April total $26.3 million.  The Company had also repurchased $3.1 million of convertible debentures under the NCIB in December 2014.

Maintenance and Capex

For 2015, the Company projects that capital expenditures will total approximately $11.5 million, of which approximately $10 million relates to discretionary optimization projects described subsequently.  In addition to amounts capitalized, the Company incurs maintenance expense to maintain its projects.  Previously the Company had provided an outlook for major maintenance expense, which included only the more significant maintenance expenditures, but going forward believes that total maintenance expense is a more standard definition within the industry.  Excluding the Company’s wind assets, total maintenance expense is expected to be approximately $44 million for 2015, representing an increase of approximately $3 million from 2014, which is primarily attributable to the scheduled gas turbine outage at Manchief in 2015 and the absence of insurance recoveries and other proceeds that were credited at Piedmont in 2014, partially offset by reductions at several other projects that had maintenance outages in 2014.

During the first quarter of 2015, the Company incurred $5.2 million of maintenance expense and $1.3 million of capital expenditures.  Capex during the quarter were primarily associated with one of the Company’s optimization initiatives at Morris.

Optimization Investments

Consistent with its strategy, the Company continues to make discretionary investments in its existing projects designed to increase their output or improve their efficiency in order to enhance the margins of these facilities.  The Company considers these investments to be an attractive use of its cash considering the relatively modest capital requirements and potential for strong risk-adjusted returns.  As previously disclosed, the Company invested approximately $7 million in 2013 and $11 million in 2014 in these discretionary initiatives.  It expects to realize a cash flow benefit of $4 to $8 million from these investments in 2015.  The Company expects to revisit this cash flow expectation as it gains operating experience this summer with the completed upgrades at Morris and Nipigon.

Excluding its Wind Projects, the Company expects to invest $10 million in such initiatives in 2015 across a number of projects, with the most significant at Curtis Palmer, Mamquam, Nipigon, and several at Morris.  This expected investment is included in the Company’s 2015 capex budget of approximately $11.5 million.  For the three-year period 2013 through 2015, these discretionary optimization investments are expected to total $28 million.  The Company expects to realize a cash flow benefit from these investments of at least $10 million in 2016.  The Company is optimistic that it can identify and execute on another $5 to $10 million of such discretionary investments in 2016.

In addition to these production-based investments, the Company continues to pursue commercial and asset management opportunities around its existing projects, some of which require only a modest level of capital expenditures or expense.

Business Updates

Wind Sale

On April 1, the Company announced that its subsidiary, Atlantic Power Transmission, Inc., had reached an agreement with a subsidiary of TerraForm Power for the sale of its five operating Wind Projects in Idaho and Oklahoma, representing 521 MW of net ownership, for approximately $350 million in cash proceeds (subject to certain adjustments).  The implied valuation is approximately 13 times estimated 2015 cash distributions from the projects.  In addition, upon closing of the transaction the Company expects to deconsolidate from its balance sheet approximately $249 million of project debt and $229 million of noncontrolling interests related to Canadian Hills and Rockland.  The expected net proceeds to the Company after transaction fees and transaction-related taxes are estimated to be approximately $338 million.  Closing is subject to regulatory approvals and is expected by the end of the second quarter.  On April 14, the transaction received early termination of the waiting period under the Hart-Scott-Rodino Act.  Also on April 14, the parties to the agreement filed for approval of the transaction with the Federal Energy Regulatory Commission.  Pro forma for the sale of the wind assets, the Company’s weighted average remaining PPA life is approximately eight years.

Frontier Sale

In April, the Company closed a transaction for the sale of Ridgeline’s equity interests in Frontier Solar, LLC for net cash proceeds of $4.3 million.  Frontier has been developing an approximately 20 MW solar electric generating facility in California.  The Company expects to record a $3.5 million gain on the sale in the second quarter of 2015.

2015 Guidance

•                  Project Adjusted EBITDA of $200 to $220 million (previously $265 to $285 million)

•                  APLP Project Adjusted EBITDA of $148 to $160 million (unchanged)

•                  Adjusted Cash Flows from Operating Activities of $90 to $110 million (previously $120 to $140 million)

•                  Adjusted Free Cash Flow of $0 to $20 million (previously $10 to $30 million)

The Company has revised its 2015 guidance to account for the expected sale of its wind portfolio based on an expected closing date of June 2015.  The Wind Projects were included in discontinued operations in the first quarter and thus are excluded from Project Adjusted EBITDA for the full year beginning January 1, 2015.  The impact on Project Adjusted EBITDA guidance is a reduction of approximately $65 million.

The planned use of approximately $338 million of proceeds net of transaction and other costs is the redemption of the Company’s $310.9 million of 9% senior unsecured notes following the closing of the transaction.  The Company’s adjusted cash flow metrics exclude the cash flows of the wind assets for the entire year, but the benefit to interest expense is included in cash flow only after the notes have been redeemed (i.e., partial year).  Adjusted cash flow metrics exclude redemption premiums and accrued interest.  On a full year basis and excluding the premiums and accrued interest, the reduction in interest expense would more than offset the loss of cash flows from the wind assets.  There can be no assurance that the sale of the Wind Projects will close on the expected or assumed timeline or that the Company will use proceeds from such sale as planned.

See Table 4 for full-year initial 2015 guidance, full-year revised 2015 guidance and Q1 2015 actual results.

Atlantic Power Corporation

Table 4 — 2015 Annual Guidance (Initial and Revised) vs. Q1 2015 Actual Results

(in millions of U.S. dollars, except as otherwise stated)

Unaudited

	2015 Annual (Initial 2/26/15)	2015 Annual (Revised 5/7/15)	Q1 2015 Actual
Project Adjusted EBITDA	$265 - $285	$200 - $220	$58.6
Adjusted Cash Flows from Operating Activities (1)	$120 - $140	$90 - $110	$34.4
Adjusted Free Cash Flow (2)	$10 - $30	$0 - $20	$7.0
APLP Project Adjusted EBITDA (3)	$148 - $160	$148 - $160	$45.7

(1) Adjusted Cash Flows from Operating Activities is used to evaluate cash flows from operating activities without the effects of changes in working capital balances, acquisition and disposition expenses, litigation expenses, severance and restructuring charges, and cash provided by or used in discontinued operations.  The intent is to reflect normal operations and remove items that are not reflective of the long-term operations of the business.

(2) Adjusted Free Cash Flow is defined as Free Cash Flow excluding changes in working capital balances, acquisition and disposition expenses, litigation expense, severance and restructuring charges, and cash provided by or used in discontinued operations.  Free Cash Flow is defined as cash flows from operating activities less capex; project-level debt repayments, including amortization of the new term loan; and distributions to noncontrolling interests, including preferred share dividends.

(3) APLP is a wholly owned subsidiary of the Company.  APLP Project Adjusted EBITDA is a summation of Project Adjusted EBITDA at each APLP project, and is calculated in a manner which is consistent with the Company’s Project Adjusted EBITDA calculation.

Note: Project Adjusted EBITDA, Adjusted Cash Flows from Operating Activities, Adjusted Free Cash Flow and APLP Project Adjusted EBITDA are not recognized measures under GAAP and do not have any standardized meaning prescribed by GAAP; therefore, these measures may not be comparable to similar measures presented by other companies.

Supplementary Financial Information

For further information, attached to this news release is a summary of Project Adjusted EBITDA by segment for the three months ended March 31, 2015 and 2014 (Table 8) with a reconciliation to project income (loss); a bridge from Project Adjusted EBITDA to Cash Distributions from Projects by segment for the three months ended March 31, 2015 (Table 9A) and the three months ended March 31, 2014 (Table 9B); a reconciliation of Cash Distributions from Projects and Project Adjusted EBITDA to net income (loss) and of various non-GAAP cash flow metrics to cash flows from operating activities for the three months ended March 31, 2015 and 2014 (Table 10); a reconciliation of Adjusted Cash Flows from Operating Activities and Adjusted Free Cash Flow to cash flows from operating activities (Table 11); and a summary of Project Adjusted EBITDA for selected projects (top contributors based on the Company’s 2015 budget, representing approximately 90% of total Project Adjusted EBITDA) for the three months ended March 31, 2015 and 2014 (Table 12).

Investor Conference Call and Webcast

A telephone conference call hosted by Atlantic Power’s management team will be held on Friday, May 8, 2015 at 8:30 AM ET.  An accompanying slide presentation will be available on the Company’s website prior to the call.  The telephone numbers for the conference call are:  U.S. Toll Free: 1-888-317-6003; Canada Toll Free: 1-866-284-3684; International Toll: +1-412-317-6061.  Participants will need to provide access code 8551325 to enter the conference call.  The conference call will also be broadcast over Atlantic Power’s website, with an accompanying slide presentation.  Please call or log in 10 minutes prior to the call.  The telephone numbers to listen to the conference call after it is completed (Instant Replay) are U.S. Toll Free:  1-877-344-7529; Canada Toll Free 1-855-669-9658; International Toll: +1-412-317-0088.  Please enter conference call number 10063343.  The replay will be available 1 hour after the end of the conference call through August 6, 2015 at 9:00 AM ET.  The conference call will also be archived on Atlantic Power’s website.

About Atlantic Power

Atlantic Power owns and operates a diverse fleet of power generation assets in the United States and Canada.  The Company’s power generation projects sell electricity to utilities and other large commercial customers largely under long-term power purchase agreements (“PPAs”), which seek to minimize exposure to changes in commodity prices.  Pro forma for the expected sale of the Wind Projects, Atlantic Power’s power generation projects in operation have an aggregate gross electric generation capacity of approximately 2,137 megawatts (“MW”) in which its aggregate ownership interest is approximately 1,502 MW.  The Company’s current portfolio consists of interests in twenty-three operational power generation projects across nine states in the United States and two provinces in Canada.

Atlantic Power trades on the New York Stock Exchange under the symbol AT and on the Toronto Stock Exchange under the symbol ATP.  For more information, please visit the Company’s website at www.atlanticpower.com or contact:

Atlantic Power Corporation
Amanda Wagemaker, Investor Relations
(617) 977-2700
info@atlanticpower.com

Copies of certain financial data and other publicly filed documents are filed on SEDAR at www.sedar.com or on EDGAR at www.sec.gov/edgar.shtml under “Atlantic Power Corporation” or on the Company’s website.

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Cautionary Note Regarding Forward-looking Statements

To the extent any statements made in this news release contain information that is not historical, these statements are forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and under Canadian securities law (collectively, “forward-looking statements”).

Certain statements in this news release may constitute “forward-looking statements”, which reflect the expectations of management regarding the future growth, results of operations, performance and business prospects and opportunities of the Company and its projects.  These statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “project,” “continue,” “believe,” “intend,” “anticipate,” “expect” or similar expressions that are predictions of or indicate future events or trends and which do not relate solely to present or historical matters.  Examples of such statements in this press release include, but are not limited, to statements with respect to the following:

•                  the Company’s expectations regarding the sale of the Wind Projects, including the timing of the closing of such sale, the amount of expected net proceeds from such sale, the expected use of those proceeds for the redemption of the Company’s $310.9 million of 9% senior unsecured notes and the revised guidance provided by the Company to reflect the closing of the sale and receipt and use of proceeds therefrom;

•                  the Company’s plans for 2015, including further significant reductions in overhead run rates from 2015 to 2016 and additional investments in its fleet that the Company expects will generate compelling cash returns, both of which the Company expects to result in improved cash flow;

•                  the Company’s expectation that successful execution of its business plan will provide a stable platform for it to begin growing its business again in 2016 on an absolute basis, in addition to the organic growth in cash flows provided by returns on discretionary investments in its fleet and cost reductions;

•                  the outcome or impact of the Company’s business plan, including the objectives of reducing its overhead and improving its cost structure, enhancing the value of its existing assets through attractive discretionary investment and commercial activities, and optimizing its capital structure and reducing its leverage to improve its cost of capital and ability to compete for new investments;

•                  the Company’s expectations regarding the pursuit of commercial and asset management opportunities around its existing projects and any cash contributions from such opportunities;

•                  2015 Project Adjusted EBITDA will be in the range of $200 to $220 million;

•                  2015 APLP Project Adjusted EBITDA will be in the range of $148 to $160 million;

•                  2015 Adjusted Cash Flows from Operating Activities will be in the range of $90 to $110 million;

•                  2015 Adjusted Free Cash Flow will be in the range of $0 to $20 million;

•                  the Company expects to amortize $50 to $60 million of the APLP term loan and $14 to $15 million of project-level debt in 2015, for a total debt reduction through amortization of approximately $65 to $70 million; and the expectation that amortization of project-level debt and the APLP term loan will average approximately $70 to $75 million annually over the next several years;

•                  the Company’s expectations regarding compliance with the fixed charge coverage ratio test included in the restricted payments covenant in its senior unsecured note indenture;

•                  the expectation that recent management changes and personnel reduction will result in cost savings going forward;

•                  the Company expects to have G&A costs of no more than $38 million in 2015, for a total reduction of at least $16 million relative to 2013, with another $10 million improvement expected in 2016;

•                  the Company expects to incur approximately $4 million of severance expense in 2015;

•                  the optimization investments in 2013 and 2014 of approximately $18 million will produce approximately $4 to $8 million of cash flow benefit in 2015;

•                  the level of optimization investments will be approximately $10 million in 2015, and cumulative investments for 2013 through 2015 will produce a cash flow contribution of at least $10 million annually in 2016;

•                  the Company’s dividend level;

•                  for 2015, the Company projects that capital expenditures will total approximately $11.5 million, including approximately $10 million relating to discretionary optimization investments, and total maintenance expense is expected to be approximately $44 million;

•                  the Company will look to pursue opportunities for early extensions or renewals of its PPAs;

•                  the Company expects to record a $3.5 million gain on the Frontier sale in the second quarter of 2015; and

•                  the results of operations and performance of the Company’s projects, business prospects, opportunities and future growth of the Company will be as described herein.

Forward-looking statements involve significant risks and uncertainties, should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or not or the times at or by which such performance or results will be achieved.  Please refer to the factors discussed under “Risk Factors” and “Forward-Looking Information” in the Company’s periodic reports as filed with the Securities and Exchange Commission from time to time for a detailed discussion of the risks and uncertainties affecting the Company, including, without limitation, the Company’s ability to evaluate and/or implement potential options, including asset sales or joint ventures, if the valuation of a particular asset or assets is compelling, to raise additional capital for growth and/or potential debt reduction.  Although the forward-looking statements contained in this news release are based upon what are believed to be reasonable assumptions, investors cannot be assured that actual results will be consistent with these forward-looking statements, and the differences may be material.  These forward-looking statements are made as of the date of this news release and, except as expressly required by applicable law, the Company assumes no obligation to update or revise them to reflect new events or circumstances.  The financial outlook information contained in this news release is presented to provide readers with guidance on the cash distributions expected to be received by the Company and to give readers a better understanding of the Company’s ability to pay its current level of distributions into the future.  The Company’s ability to achieve its longer-term goals, including those described in this news release, is based on significant assumptions relating to and including, among other things, the general conditions of the markets in which it operates, revenues, internal and external growth opportunities, its ability to sell assets at favorable prices or at all and general financial market and interest rate conditions.  The Company’s actual results may differ, possibly materially and adversely, from these goals. Readers are cautioned that such information may not be appropriate for other purposes.

Atlantic Power Corporation

Table 5 — Consolidated Balance Sheet (in millions of U.S. dollars)

	March 31,	December 31,
	2015	2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$100.1	$106.0
Restricted cash	14.1	22.5
Accounts receivable	40.2	46.2
Inventory	15.7	19.3
Prepayments and other current assets	13.1	13.9
Assets held for sale	780.8	792.1
Refundable income taxes	—	0.2
Total current assets	964.0	1,000.2

Property, plant and equipment, net	914.9	962.9
Equity investments in unconsolidated affiliates	310.1	305.2
Other intangible assets, net	356.0	377.1
Goodwill	197.2	197.2
Derivative instruments asset	0.3	1.1
Deferred financing costs	59.2	62.8
Other assets	10.4	10.1
Total assets	$2,812.1	$2,916.6

Liabilities
Current liabilities:
Accounts payable	$6.7	$9.4
Income taxes payable	0.6	—
Accrued interest	17.8	5.3
Other accrued liabilities	25.8	30.7
Current portion of long-term debt	19.4	20.0
Current portion of derivative instruments liability	34.7	36.1
Liabilities held for sale	281.1	271.8
Other current liabilities	5.7	6.8
Total current liabilities	391.8	380.1

Long-term debt	1,098.4	1,145.9
Convertible debentures	315.7	340.6
Derivative instruments liability	44.6	47.5
Deferred income taxes	86.3	92.4
Power purchase and fuel supply agreement liabilities, net	31.0	33.4
Other non-current liabilities	58.4	60.2
Commitments and contingencies	—	—
Total liabilities	2,026.2	2,100.1

Equity
Common shares, no par value, unlimited authorized shares; 121,747,980 and 121,323,614 issued and outstanding at March 31, 2015 and December 31, 2014, respectively	1,288.9	1,288.4
Accumulated other comprehensive loss	(103.7)	(68.3)
Retained deficit	(849.4)	(863.9)
Total Atlantic Power Corporation shareholders’ equity	335.8	356.2
Preferred shares issued by a subsidiary company	221.3	221.3
Noncontrolling interests held for sale	228.8	239.0
Total equity	785.9	816.5
Total liabilities and equity	$2,812.1	$2,916.6

Atlantic Power Corporation

Table 6 — Consolidated Statements of Operations

(in millions of U.S. dollars, except per share amounts)

Unaudited

	Three months ended March 31,
	2015	2014
Project revenue:
Energy sales	$54.0	$64.3
Energy capacity revenue	33.5	33.5
Other	23.8	27.5
	111.3	125.3

Project expenses:
Fuel	46.2	59.8
Operations and maintenance	21.5	27.8
Development	1.1	0.7
Depreciation and amortization	28.0	30.5
	96.8	118.8
Project other income (expense):
Change in fair value of derivative instruments	(1.7)	22.0
Equity in earnings of unconsolidated affiliates	10.8	8.4
Interest expense, net	(2.1)	(11.1)
Other expense	—	(0.1)
	7.0	19.2
Project income	21.5	25.7

Administrative and other expenses (income):
Administration	9.4	7.1
Interest, net	25.7	66.5
Foreign exchange gain	(32.2)	(16.8)
Other income	(1.4)	—
	1.5	56.8
Income (loss) from continuing operations before income taxes	20.0	(31.1)
Income tax benefit	(4.6)	(16.9)
Income (loss) from continuing operations	24.6	(14.2)
Net loss from discontinued operations, net of tax (1)	(12.3)	(8.3)
Net income (loss)	12.3	(22.5)
Net loss attributable to noncontrolling interests designated as discontinued operations	(7.5)	(6.4)
Net income attributable to preferred shares of a subsidiary company	2.3	2.8
Net income (loss) attributable to Atlantic Power Corporation	$17.5	$(18.9)

Basic earnings (loss) per share:
Income (loss) from continuing operations attributable to Atlantic Power Corporation	$0.17	$(0.15)
Loss from discontinued operations, net of tax	(0.03)	(0.01)
Net income (loss) attributable to Atlantic Power Corporation	$0.14	$(0.16)

Diluted earnings (loss) per share:
Income (loss) from continuing operations attributable to Atlantic Power Corporation	$0.17	$(0.15)
Loss from discontinued operations, net of tax	(0.03)	(0.01)
Net income (loss) attributable to Atlantic Power Corporation	$0.14	$(0.16)

(1) Includes contributions from the Wind Projects and Greeley, which are components of discontinued operations.

Atlantic Power Corporation Table 7 — Consolidated Statements of Cash Flows (in millions of U.S. dollars)
Unaudited

	Three months ended March 31,
	2015	2014
Cash flows from operating activities:
Net income (loss)	$12.3	$(22.5)
Adjustments to reconcile to net cash provided by (used in) operating activities
Depreciation and amortization	38.1	40.5
Gain on sale of asset	—	(2.1)
Gain on repurchase of convertible debentures and other	(1.4)	—
Long-term incentive plan expense	0.5	(0.1)
Equity in earnings from unconsolidated affiliates	(9.9)	(8.6)
Distributions from unconsolidated affiliates	7.2	11.8
Unrealized foreign exchange gain	(32.8)	(16.7)
Change in fair value of derivative instruments	9.0	(14.7)
Change in deferred income taxes	(3.9)	(13.5)
Change in other operating balances
Accounts receivable	6.0	7.1
Inventory	3.6	(0.1)
Prepayments, refundable income taxes and other assets	4.3	7.4
Accounts payable	(5.6)	(2.9)
Accruals and other liabilities	7.7	(14.3)
Cash provided by (used in) operating activities	35.1	(28.7)

Cash flows provided by investing activities
Change in restricted cash	9.7	73.6
Proceeds from sale of asset, net	—	1.0
Construction in progress	—	(0.4)
Capitalized development costs	(0.8)	—
Purchase of property, plant and equipment	(1.3)	(2.6)
Cash provided by investing activities	7.6	71.6

Cash flows used in financing activities
Proceeds from senior secured term loan facility	—	600.0
Repayment of corporate and project-level debt	(32.8)	(565.0)
Repayment of convertible debentures	(5.7)	—
Deferred financing costs	—	(38.3)
Dividends paid to common shareholders	(2.9)	(10.2)
Dividends paid to noncontrolling interests	(5.0)	(8.0)
Cash used in financing activities	(46.4)	(21.5)

Net (decrease) increase in cash and cash equivalents	(3.7)	21.4
Less cash at discontinued operations	(6.2)	(9.4)
Cash and cash equivalents at beginning of period at discontinued operations	3.9	—
Cash and cash equivalents at beginning of period	106.1	158.6
Cash and cash equivalents at end of period	$100.1	$170.6

Supplemental cash flow information
Interest paid	$11.7	$66.8
Income taxes paid, net	$0.4	$0.2
Accruals for construction in progress	$—	$9.4

Regulation G Disclosures

Project Adjusted EBITDA is not a measure recognized under GAAP and does not have a standardized meaning prescribed by GAAP, and is therefore unlikely to be comparable to similar measures presented by other companies.  Project Adjusted EBITDA is defined as project income (loss) plus interest, taxes, depreciation and amortization (including non-cash impairment charges) and changes in the fair value of derivative instruments.  Management uses Project Adjusted EBITDA at the project level to provide comparative information about project performance and believes such information is helpful to investors.  A reconciliation of Project Adjusted EBITDA to project income (loss) is provided in Table 8 below.  Investors are cautioned that the Company may calculate this measure in a manner that is different from other companies.

Cash Distributions from Projects, Adjusted Cash Flows from Operating Activities, Free Cash Flow and Adjusted Free Cash Flow are not measures recognized under GAAP and do not have standardized meanings prescribed by GAAP, and are therefore unlikely to be comparable to similar measures presented by other companies.  Adjusted Cash Flows from Operating Activities is used to evaluate cash flows from operating activities without the effects of changes in working capital balances, acquisition and disposition expenses, litigation expenses, severance and restructuring charges, and cash provided by or used in discontinued operations.  The intent is to reflect normal operations and remove items that are not reflective of the long-term operations of the business.  Free Cash Flow is defined as cash flows from operating activities less capex; project-level debt repayments, including amortization of the new term loan; and distributions to noncontrolling interests, including preferred share dividends.

Adjusted Free Cash Flow is defined as Free Cash Flow excluding changes in working capital balances, acquisition and disposition expenses, litigation expense, severance and restructuring charges, and cash provided by or used in discontinued operations.  Management believes that these non-GAAP cash flow measures are relevant supplemental measures of the Company’s ability to earn and distribute cash returns to investors.  A bridge of Project Adjusted EBITDA to Cash Distributions from Projects is provided in Tables 9A and 9B on page 15.  A reconciliation of Free Cash Flow to cash flows from operating activities is provided in Table 10 on page 16 of this release.  Reconciliations of Adjusted Free Cash Flow and Adjusted Cash Flows from Operating Activities to cash flows from operating activities are provided in Table 11 on page 17 of this release.  Investors are cautioned that the Company may calculate these measures in a manner that is different from other companies.

Atlantic Power Corporation

Table 8 — Project Adjusted EBITDA by Segment (in millions of U.S. dollars)

Unaudited

	Three months ended March 31,
	2015	2014
Project Adjusted EBITDA by segment
East	$43.2	$45.6
West (1)	17.2	11.3
Un-allocated corporate	(1.8)	(0.5)
Total	$58.6	$56.4

Reconciliation to project income
Depreciation and amortization	32.9	40.8
Interest expense, net	2.5	11.5
Change in the fair value of derivative instruments	1.7	(21.9)
Other expense	—	0.3
Project income	$21.5	$25.7

(1) Excludes Greeley, which is a component of discontinued operations.

Notes:

Table 8 excludes the Wind Projects, which comprise the entirety of the Wind segment. The Wind Projects are designated as assets held for sale and a component of discontinued operations for the three months ended March 31, 2015 and 2014.

Table 8 presents Project Adjusted EBITDA, which is not a recognized measure under GAAP and does not have any standardized meaning prescribed by GAAP; therefore, this measure may not be comparable to a similar measure presented by other companies.

Atlantic Power Corporation

Table 9A — Cash Distributions from Projects (by Segment, in millions of U.S. dollars)

Three months ended March 31, 2015 (Unaudited)

Unaudited	Project Adjusted EBITDA	Repayment of long-term debt	Interest expense, net	Capital expenditures	Other, including changes in working capital	Cash Distributions from Projects
Segment
East
Consolidated	$31.7	$(1.0)	$(1.9)	$(1.3)	$6.7	$34.2
Equity method	11.5	(1.5)	(0.6)	(0.3)	(0.6)	8.5
Total	43.2	(2.5)	(2.5)	(1.6)	6.1	42.7
West
Consolidated	13.7	—	—	—	(3.6)	10.1
Equity method	3.5	—	—	—	0.6	4.1
Total	17.2	—	—	—	(3.0)	14.2
Total consolidated	45.4	(1.0)	(1.9)	(1.3)	3.1	44.3
Total equity method	15.0	(1.5)	(0.6)	(0.3)	—	12.6
Un-allocated corporate	(1.8)	—	—	—	1.8	—
Total	$58.6	$(2.5)	$(2.5)	$(1.6)	$4.9	$56.9

Note: Table 9A presents Cash Distributions from Projects and Project Adjusted EBITDA, which are not recognized measures under GAAP and do not have any standardized meanings prescribed by GAAP; therefore, these measures may not be comparable to similar measures presented by other companies.

Atlantic Power Corporation

Table 9B — Cash Distributions from Projects (by Segment, in millions of U.S. dollars)

Three months ended March 31, 2014 (Unaudited)

	Project Adjusted EBITDA	Repayment of long-term debt	Interest expense, net	Capital expenditures	Other, including changes in working capital	Cash Distributions from Projects
Segment
East
Consolidated	$33.8	$(8.6)	$(7.9)	$(0.1)	$16.6	$33.8
Equity method	11.8	(2.1)	(3.7)	(0.6)	3.3	8.7
Total	45.6	(10.7)	(11.6)	(0.7)	19.9	42.5
West
Consolidated	7.6	—	—	—	(10.3)	(2.7)
Equity method	3.7	(0.3)	—	—	0.8	4.2
Total	11.3	(0.3)	—	—	(9.5)	1.5
Total consolidated	41.4	(8.6)	(7.9)	(0.1)	6.3	31.1
Total equity method	15.5	(2.4)	(3.7)	(0.6)	4.1	12.9
Un-allocated corporate	(0.5)	—	—	(0.3)	0.8	—
Total	$56.4	$(11.0)	$(11.6)	$(1.0)	$11.2	$44.0

Note: Table 9B presents Cash Distributions from Projects and Project Adjusted EBITDA, which are not recognized measures under GAAP and do not have any standardized meanings prescribed by GAAP; therefore, these measures may not be comparable to similar measures presented by other companies.

Atlantic Power Corporation

Table 10 — Free Cash Flow (in millions of U.S. dollars)

Unaudited

	Three months ended March 31,
	2015	2014
Cash Distributions from Projects	$56.9	$44.0
Repayment of long-term debt	(2.5)	(11.0)
Interest expense, net	(2.5)	(11.6)
Capital expenditures	(1.6)	(1.0)
Other, including changes in working capital	4.9	11.2
Project Adjusted EBITDA	$58.6	$56.4
Depreciation and amortization	32.9	40.8
Interest expense, net	2.5	11.5
Change in the fair value of derivative instruments	1.7	(21.9)
Other income	—	0.3
Project income	$21.5	$25.7
Administrative and other expenses	1.5	56.8
Income tax benefit	(4.6)	(16.9)
Net (loss) income from discontinued operations, net of tax	(12.3)	(8.3)
Net income (loss)	$12.3	$(22.5)
Adjustments to reconcile to net cash provided by operating activities	6.8	(3.4)
Change in other operating balances	16.0	(2.8)
Cash flows from operating activities	$35.1	$(28.7)
Term loan facility repayments (1)	(21.3)	—
Project-level debt repayments	(2.5)	(9.9)
Purchases of property, plant and equipment (2)	(1.3)	(2.6)
Distributions to noncontrolling interests (3)	(2.7)	(2.1)
Dividends on preferred shares of a subsidiary company	(2.3)	(3.0)
Free Cash Flow	$5.0	$(46.3)
Additional GAAP cash flow measures:
Cash flows from investing activities	7.6	71.6
Cash flows from financing activities	(46.4)	(21.5)

(1) Includes mandatory 1% annual amortization and 50% excess cash flow repayments by the Partnership.

(2) Excludes construction costs related to the Company’s Canadian Hills project in 2014.

(3) Distributions to noncontrolling interests include distributions to the tax equity investors at Canadian Hills and to the other 50% owner of Rockland.

Note: Table 10 presents Cash Distributions from Projects, Project Adjusted EBITDA and Free Cash Flow, which are not recognized measures under GAAP and do not have any standardized meanings prescribed by GAAP; therefore, these measures may not be comparable to similar measures presented by other companies.

Atlantic Power Corporation

Table 11 — Adjusted Cash Flows from Operating Activities and Adjusted Free Cash Flow (in millions of U.S. dollars)

Unaudited

	Three months ended March 31,
	2015	2014
Cash flows from operating activities	$35.1	$(28.7)
Changes in other operating balances	6.0	22.7
Cash flows from discontinued operations	(10.8)	(8.8)
Severance charges	2.9	0.5
Restructuring charges, asset dispositions and other	1.2	0.0
Shareholder litigation expenses	0.0	0.2
Refinancing transaction costs	0.0	49.4
Adjusted Cash Flows from Operating Activities	$34.4	$35.3
Term loan facility repayments (1)	(21.3)	0.0
Project-level debt repayments	(2.5)	(9.9)
Amount associated with discontinued operations (included in line above)	0.0	0.0
Principal repayment of Piedmont debt at term conversion (included above)	0.0	8.1
Purchases of property, plant and equipment (2)	(1.3)	(2.6)
Amount associated with discontinued operations (included in line above)	0.0	0.0
Distributions to noncontrolling interests (3)	(2.7)	(2.1)
Amount associated with discontinued operations (included in line above)	2.7	2.1
Dividends on preferred shares of a subsidiary company	(2.3)	(3.0)
Adjusted Free Cash Flow	$7.0	$27.9
Additional GAAP cash flow measures:
Cash flows from investing activities	$7.6	$71.6
Cash flows from financing activities	$(46.4)	$(21.5)

(1) Includes mandatory 1% annual amortization and 50% excess cash flow repayments by the Partnership.

(2) Excludes construction costs related to the Company’s Canadian Hills project in 2014 and 2013 and its Piedmont and Meadow Creek projects in 2013.

(3) Distributions to noncontrolling interests primarily include distributions, if any, to the tax equity investors at Canadian Hills and to the other 50% owner of Rockland.

Note: Table 11 presents Adjusted Cash Flows from Operating Activities and Adjusted Free Cash Flow, which are not recognized measures under GAAP and do not have any standardized meanings prescribed by GAAP; therefore, these measures may not be comparable to similar measures presented by other companies.

Atlantic Power Corporation

Table 12 — Project Adjusted EBITDA by Project (for Selected Projects)

(in millions of U.S. dollars)

Unaudited

		Three months ended March 31,
		2015	2014
East	Accounting
Cadillac	Consolidated	$2.1	$2.0
Calstock	Consolidated	2.7	2.1
Curtis Palmer	Consolidated	5.8	6.7
Kapuskasing	Consolidated	4.0	3.3
Morris	Consolidated	4.8	3.8
Nipigon	Consolidated	5.9	6.0
North Bay	Consolidated	4.1	5.0
Piedmont	Consolidated	0.8	(1.4)
Other (1)	Consolidated	1.5	6.3
Chambers	Equity method	6.2	5.8
Orlando	Equity method	5.1	1.1
Other (2)	Equity method	0.2	4.9
Total		43.2	45.6
West
Manchief	Consolidated	3.7	3.6
Naval Station	Consolidated	1.4	1.3
North Island	Consolidated	1.2	(1.4)
Williams Lake	Consolidated	5.0	3.9
Other (3)	Consolidated	2.4	0.2
Frederickson	Equity method	3.1	3.2
Other (4)	Equity method	0.4	0.5
Total		17.2	11.3
Totals
Consolidated projects		45.4	41.4
Equity method projects		15.0	15.5
Un-allocated corporate		(1.8)	(0.5)
Total Project Adjusted EBITDA		$58.6	$56.4

Depreciation and amortization		32.9	40.8
Interest expense, net		2.5	11.5
Change in the fair value of derivative instruments		1.7	(21.9)
Other (income) expense		—	0.3
Project income		$21.5	$25.7

(1) Kenilworth, Tunis

(2) Selkirk

(3) Moresby Lake, Mamquam, Naval Training Station, and Oxnard

(4) Q1 2014:  Koma Kulshan and Delta-Person; Q1 2015: Koma Kulshan

Notes: Table 12 presents Project Adjusted EBITDA, which is not a recognized measure under GAAP and does not have any standardized meaning prescribed by GAAP; therefore, this measure may not be comparable to a similar measure presented by other companies. The Company has not reconciled non-GAAP financial measures relating to individual projects to the directly comparable GAAP measures due to the difficulty in making the relevant adjustments on an individual project basis.